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Exhibit 10.1

          Summary of the Bank Bonus Plans under which some of the executive officers of the Parent Company and certain other personnel of the subsidiaries are eligible to receive a bonus each year.
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1995 BANK BONUS PLANS

Bank Bonus Plans are in place for all subsidiary banks. The plans vary somewhat from bank to bank. However, the following general structure exists in all plans:

A.  Applies to bank presidents and certain other bank personnel.

B. Bank presidents and other bank personnel can earn up to a maximum of 32.5% of their salary.

    Bonus percentage potential tied to consolidated earnings threshold of $14,250,000 and a specific bank earnings threshold. For senior bank officers, no bonus potential if earnings do not reach the thresholds. For other bank officers, a partial phase out of bonus potential if earnings do not reach the thresholds.

C. Based on meeting certain pre-established financial and personal goals, the most significant of which are as follows:

    1. Net income;

    2. Net interest income/margin;

    3. Net noninterest margin;

    4. Noninterest income;

    5. Core deposit growth;
    6. Commercial and consumer loan growth;

    7. Asset quality; and

    8. Key personal objectives tied to bank financial or mission measurement goals.

D. Bonus amounts are earned ratably based on tiered achievement scales negotiated between the bank's management and senior management of the holding company.
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